UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
 Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 5, 2010 (January 1, 2010)

LINN ENERGY, LLC
 (Exact name of registrant as specified in its charters)
Delaware	000-51719	65-1177591
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation or organization)

600 Travis, Suite 5100
Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (281) 840-4000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective January 1, 2010, the Board of Directors (“Board”) of Linn Energy, LLC (the “Company”) voted to elect Mark E. Ellis as President and Chief Executive Officer of the Company.  As Chief Executive Officer, Mr. Ellis succeeds Michael C. Linn who will now hold the position of Executive Chairman of the Board.

Also effective January 1, 2010, the Board, based on the recommendation of the Board’s Nominating and Governance Committee, voted to increase the size of the Company’s board to six members and appointed Mr. Ellis to fill the vacancy.  Given his position as President and Chief Executive Officer of the Company, Mr. Ellis will not be an independent director and will not serve on any of the Board’s existing committees.   In accordance with the Company’s Second Amended and Restated Limited Liability Company Agreement, as amended, Mr. Ellis will serve as a director until the next annual meeting of unitholders and until his successor has been duly elected and qualified or until his earlier resignation or removal.  Mr. Ellis will not receive any additional compensation for his service as director.

Mr. Ellis, 53, served as President and Chief Operating Officer of the Company from December 2007 to January 2010 and served as Executive Vice President and Chief Operating Officer from December 2006 to December 2007.  Mr. Ellis has over 30 years of experience in the oil and natural gas industry, most recently serving as President, Lower 48 for ConocoPhillips from April 2006 to November 2006.  Prior to joining ConocoPhillips, Mr. Ellis served as Senior Vice President of North American Production for Burlington Resources from September 2004 to April 2006.  He served as President of Burlington Resources Canada Ltd. in Calgary from October 2000 to September 2004.  Mr. Ellis joined Burlington Resources in 1985 and also held the positions of Vice President of the San Juan Division, Vice President and Chief Engineer and Manager of Acquisitions.  He began his career at The Superior Oil Company, where he served in several engineering positions in the Onshore and Offshore divisions.  Mr. Ellis is a member of the Society of Petroleum Engineers, a past board member of the New Mexico Oil & Gas Association and previously served on the Board of Governors of the Canadian Association of Petroleum Producers and served on the Foundation Board of the Alberta Children’s Hospital.  Mr. Ellis currently serves on the Board of The Center for Hearing and Speech in Houston, Houston Museum of Natural Science, the Cynthia Woods Mitchell Pavilion, Industry Board of Petroleum Engineering at Texas A&M University and the Visiting Committee of Petroleum Engineering at the Colorado School of Mines.

Mr. Ellis was not selected as director pursuant to any arrangement or understanding with any other person.   Mr. Ellis has not been a participant in any transaction since January 2009, or any currently proposed transaction, in which the Company was or is to be a participant and the amount involved exceeds $120,000.   There are no family relationships between Mr. Ellis and any other director or executive officer of the Company.

A copy of the press release announcing Mr. Ellis’s election is attached to this Report as Exhibit 99.1 and is incorporated into this Item 5.02 by reference.

Item 9.01  Financial Statements and Exhibits.

(d) Exhibits.

99.1	Press Release of Linn Energy, LLC dated January 4, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

LINN ENERGY, LLC

Date: January 5, 2010	By:	/s/ CHARLENE A. RIPLEY
Charlene A. Ripley
Senior Vice President, General Counsel and
Corporate Secretary